FUND.COM, INC.
Attn: Gregory Webster, President
14 Wall Street
New York, New York 10004


January 5, 2010



Mr. Jason D. Huntley, Manager
HUNTLEY FAMILY INVESTMENTS, LLC
1067 SE Crestlane Drive
College Place, WA 99324

      Re:	Option to Purchase Shares of Fund.com, Inc.

Gentlemen:

      Reference is made to the option agreement, dated August 28, 2009 among Fund.com, IP Global Investors Ltd ("IPG") and Equities Media Acquisition Corp. Inc. ("EMAC"), pursuant to which IPG and EMAC or any of their individual or collective designees
(the "Optionholder") have the irrevocable right and option (the "Purchase Option") to purchase, at any time or from time to time, commencing on the Closing Date and ending on or before December 31, 2009 (the "Option Period") for one or more cash payment(s) aggregating up to $5,000,000, that number of shares of Class A Common Stock of Fund.com (the "Option Shares") as shall be determined by dividing (a) the aggregate amount paid in cash by any one or more Optionholder to Fund.com on each occasion during the Option Period that the Purchase Option is exercised by such Optionholder, by (b) twenty-one cents ($0.21) per share (the "Option Price"). A true copy of the Option
Agreement is attached hereto as Exhibit. By its execution of this letter, IPG confirms that EMAC has previously assigned the Option solely to IPG and that IPG has assigned the Option to Recovery Capital, Inc. ("Recovery Capital") or its designees. Accordingly, for all purposes of this Agreement, Recovery Capital is the present Optionholder. By its execution of this letter, FNDM hereby agrees to extend the Option Period to January 31, 2010.

      Fund.com now seeks additional funds to enable it to expand its exchange traded fund business through its AdvisorShares, LLC subsidiary, and to consummate one or more strategic investments.
  Because of this, and because Recovery Capital is unable to exercise the Purchase Option during the Option Period, Recovery
 Capital hereby agrees to assign to Huntley Family Investments, LLC or its designees (the "Huntley Group") the entire Purchase Option, and the Huntley Group is interested in exercising the Purchase Option and purchase, for up to $5,000,000, shares of the publicly traded Common Stock of Fund.com free and clear of any liens and encumbrances.

      1. Assignment of Purchase Option. Recovery Capital does hereby agree to assign to the Huntley Group all of its rights under the Purchase Option for a period that shall expire at 5:00 p.m. (Eastern Standard Time) on January 31, 2010 (the "Huntley Option Period"). In the event and to the extent that the Huntley Group does not timely exercise the Purchase Option (in the manner provided herein) by the expiration of the untley Option Period, the foregoing assignment of the Purchase Option shall expire and be of no further force or effect and no member of the Huntley Group shall thereafter be deemed to be an Optionholder under this Agreement. Upon the Huntley Group's execution of this Purchase Option, Fund.com shall cause one or more stock certificates evidencing up to the 23,809,524 Option Shares to be issued to the Huntley Group by not later than February 15, 2010.

      2. Call Option. In the event and to the extent that the Huntley Group shall timely exercise all or any portion of the Purchase Option and purchase up to 23,809,524 Option Shares in accordance with Section 1 above, the Huntley Group hereby grants unto Recovery Capital or its designees (with Recovery, the "Recovery Group") an irrevocable option (the "Call Option"), exercisable in whole or in part by the Recovery Group at any time commencing February 1, 2010 and ending March 31, 2010
(the "First Call Option Period") to purchase all or any portion of the Option Shares from the Huntley Group for a purchase price of $0.50 per share (the "First Call Option Price"), or at any time commencing April 1, 2010 and ending
June 30, 2010 (the "Second Call Option Period") for a purchase price of $0.75 per share (the "Second Call Option Price").
The Call Option may be exercised on one or more occasions during the First Call Option Period or the Second Call Option
 Period by written notice given by the Recovery Group to the Huntley Group (the "Call Option Notice").

      In the event and to the extent that the Recovery Group shall timely exercise the Call Option, it shall pay to the Huntley Group in cash or by wire transfer of immediately available funds an amount equal to (i) the number of Option
Shares purchased upon exercise of the Call Option multiplied by (ii) the Call Option Price per share, within ten (10) Business Days after the Recovery Group's delivery of the Call Option Notice to the Huntley Group of exercise of the Call Option. Upon receipt of the foregoing payment, the Huntley Group shall cause to deliver to the Recovery Group stock certificates evidencing all, and not less than all, of the Option Shares being purchased upon exercise of such Call Option, duly endorsed for transfer to the Recovery Group.

      3. Put Option. In the event and to the extent that (i) the Huntley Group shall timely exercise the Purchase Option in accordance with Section 1 above, and (ii) the First and Second Call Option Periods shall have expired without the Recovery
Group having purchased up to the 23,809,524 Option Shares at the First or Second Call Option Price, whichever is applicable, from the Huntley Group, to the extent that the Huntley Group shall continue to own of record any Option Shares, during the five
 (5) month period commencing July 31, 2010 and ending December
31, 2010 (the "Put Option Period"), the Huntley Group shall have the irrevocable right and option, but not the obligation
(the "Put Option") to sell to Rineon Group, Inc., a Nevada corporation ("Rineon") and, by its execution of this Agreement,
 Rineon shall be obligated to purchase, for a purchase price of $0.25 per Option Share (the "Put Option Price"), all and not
less than all of the remaining Option Shares owned by the Huntley Group during the Put Option Period. Unless otherwise agreed by Rineon, the Put Option may be exercised on only one occasion during the Put Option Period, and may be exercised by written notice given by the Huntley Group to Rineon (the "Put Option Notice").

      In the event and to the extent that the Huntley Group shall timely exercise the Put Option, Rineon shall pay to the Huntley Group in cash or by wire transfer of immediately available funds an amount equal to the number of Option
 Shares required to be purchased upon exercise of the Put Option multiplied by the Put Option Price per share, within ten (10) Business Days after the Huntley Group's delivery of the Put Option Notice to Rineon of exercise of the Put Option. Upon receipt of the foregoing payment, the Huntley Group shall deliver to Rineon stock certificates evidencing all, and not less than all, of the Option Shares being purchased upon exercise of such Put Option, duly endorsed for transfer to Rineon.

      4. Additional agreement of the Parties. Each of Fund.com, the Huntley Group, the Recovery Group and Rineon
(collectively, the "Parties") do hereby agree, as follows:

            4.1. Allocation of the Options. The Purchase Option, the Call Option and the Put Option (collectively, the "Options") may be exercised by and among the Optionholder in such amounts or proportions as such Optionholder shall advise the other Parties in writing.

            4.2. No Defaults. At the time of exercise of the Option, and as a condition to such exercise, all defaults, if any, under any loan agreement or other secured debt obligations of FNDM owed to IPG or EMAC shall have been cured or waived, and the Huntley Group shall receive an opinion of counsel to FNDM to such effect.

            4.3. Waivers. The waiver of a breach of this agreement or the failure of any Party hereto to exercise any right under this agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this agreement.

            4.4. Amendment. This agreement may be amended or modified only by an instrument of equal formality signed by the Parties or the duly authorized representatives of the respective parties.

            4.5. Assignment. This agreement is not assignable except by operation of law or agreement of the Parties;
provided that the Recovery Group may assign any portion of
 its rights under the Call Option to any entity or other person; each of whom shall be deemed an Optionholder hereunder;
 provided, that any such assignment by the Recovery Group shall not relieve it of its respective obligations under the Call
Option.

            4.6. Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this agreement shall be made to the addresses set forth in this Agreement. Any notice or statement given under this agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

            4.7. Governing Law. This agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Delaware, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

            4.8. Publicity. No publicity release or announcement concerning this agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

            4.9. Entire agreement. This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

            4.10. Headings. The headings in this agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            4.11. Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

            4.12. Counterparts. This agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

            4.13. Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the Parties, their respective heirs, administrators, executors, successors and assigns.

      If the foregoing accurately represents the substance of our mutual agreement and understanding, please so indicate by executing and returning a copy of this agreement in the space provided below.

      Very truly yours,

      FUND.COM INC.

By:
	Gregory Webster President and CEO

ACCEPTED AND AGREED TO:
HUNTLEY FAMILY INVESTMENTS, LLC


By:
      Jason Huntley, Manager


RECOVERY CAPITAL, INC.
Address:
1353 Old Temescal Road, Suite 108
Corona, CA 92881

By:
      Matthew Jennings, Chief Executive Officer


RINEON GROUP, INC.
Address:
08 Royal Street, Imperial
Saskatchewan, Canada S0G 2J0

By:   Michael Hlavsa, Chief Financial Officer



The foregoing assignment of the Option
is acknowledged and agreed:
IP GLOBAL INVESTORS, LTD.
Address:
499 N. Canon
Beverly Hills, CA 90210


By:
      Meghann McEnroe, President